Registration No. 333-_______
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WPS RESOURCES CORPORATION (Exact name of registrant as specified in its charter)
Wisconsin (State or other jurisdiction of incorporation or organization)	39-1775292 (I.R.S. Employer Identification No.)
700 North Adams Street
P.O. Box 19001
Green Bay, Wisconsin 54307-9001
(920) 433-4901
(Address, including zip code, and
telephone number, including area code, of
                    registrant’s principal executive offices)

Barth J. Wolf
Secretary and Manager-Legal Services
WPS Resources Corporation
700 North Adams Street
P.O. Box 19001
Green Bay, Wisconsin 54307-9001
(920) 433-1727
(Name, address, including zip code,
and telephone number, including area code,
                         of agent for service)

with a copy to:

Russell E. Ryba
Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
(414) 297-5668

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
___________________________________________________________

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

_______________________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Guaranty of debt securities of issued by Peoples Energy Corporation (1)	$325,000,000 (2)	100%	$325,000,000 (2)	$34,775

(1) This registration statement relates to the offer by WPS Resources Corporation to fully and unconditionally guarantee certain outstanding debt securities of Peoples Energy Corporation in return for the consent of the holders of the debt securities to an amendment to the indenture under which the debt securities were issued.

(2) The registration fee has been calculated in accordance with Rule 457(o) of the Securities Act of 1933, as amended. For purposes of this calculation, the maximum aggregate offering price, which is estimated solely for the purpose of calculating the registration fee, is the aggregate book value of the Peoples Energy Corporation debt securities that would receive the guaranty registered hereby.

CONSENT SOLICITATION STATEMENT AND PROSPECTUS

WPS RESOURCES CORPORATION

Offer to Guarantee

and

PEOPLES ENERGY CORPORATION

Consent Solicitation Statement

in Respect of the Following Notes of
Peoples Energy Corporation:

Description	CUSIP Number	Outstanding Principal Amount
6.9% Senior Unsecured Notes due January 15, 2011	711 030 AC0	$325,000,000

THIS CONSENT SOLICITATION AND OFFER TO GUARANTEE WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 28, 2007, UNLESS EXTENDED (SUCH DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”). IF THE PROPOSED AMENDMENTS ARE ADOPTED, EACH HOLDER OF THE NOTES WILL BE BOUND BY THE PROPOSED AMENDMENTS, WHETHER OR NOT SUCH HOLDER DELIVERED A CONSENT. CONSENTS MAY BE REVOKED AT ANY TIME PRIOR TO THE EXPIRATION DATE BUT NOT THEREAFTER.

WPS Resources Corporation, a Wisconsin corporation (“WPS Resources”), is offering to fully and unconditionally guarantee the above referenced notes (collectively, the “Notes”) of Peoples Energy Corporation, an Illinois corporation (“Peoples Energy”) in return for the consent of the holders of a majority of the outstanding principal amount of the Notes to the Proposed Amendments (as defined below). The guaranty will be unsecured and will be pari passu with WPS Resources’ other general unsecured, unsubordinated obligations. WPS Resources will only issue this guaranty in return for the consent of the holders of a majority of the outstanding principal amount of the Notes to the Proposed Amendments to the Indenture, dated as of January 18, 2001, by and between Peoples Energy and The Bank of New York Trust Company, N.A. (successor to Bank One Trust Company National Association), as trustee (the “Trustee”), pursuant to which the Notes were issued (the “Indenture”).

The Indenture requires Peoples Energy to file with the Securities and Exchange Commission (the “SEC”) and the Trustee the annual reports, quarterly reports and other documents (the “SEC Reports”) Peoples Energy is required to file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), even if Peoples Energy’s obligation to file such SEC Reports pursuant to Section 13 or 15(d) ceases. The foregoing is referred to as the “Reporting Requirement.” The Proposed Amendments will allow the periodic and other reports filed by WPS Resources with the SEC to satisfy the Reporting Requirement.

(Continued on Next Page)

The Solicitation Agent for the Consent Solicitation is:

Banc of America Securities LLC

The date of this Consent Solicitation Statement and Prospectus is February 15, 2007.

(Continued from Previous Page)

The proposed amendments (the “Proposed Amendments”) would allow WPS Resources, in lieu of Peoples Energy, to provide the Trustee and the holders of the Notes with copies of WPS Resources’ annual report and such information, documents and other reports that are required to be filed by WPS Resources pursuant to sections 13 and 15(d) of the Exchange Act. As long as the guaranty remains in effect, WPS Resources will provide the Trustee and the holders of the Notes with copies of such filed reports and information, even if WPS Resources is not subject to the reporting requirements of the Exchange Act. Peoples Energy and WPS Resources are seeking your consent (the “Consent Solicitation”) to the Proposed Amendments to the Indenture in an effort to eliminate having to produce separate Exchange Act reports for Peoples Energy after the completion of the Merger (defined below).

Pursuant to an agreement and plan of merger dated as of July 8, 2006, by and among Peoples Energy, WPS Resources and Wedge Acquisition Corp., a Delaware corporation and wholly owned subsidiary of WPS Resources (“Wedge”), Peoples Energy and Wedge will merge, with Peoples Energy being the surviving corporation (the “Merger”), and, as a result of the Merger, Peoples Energy will be a wholly owned subsidiary of WPS Resources. Upon the effectiveness of the Merger, WPS Resources intends to change its name to Integrys Energy Group, Inc.

It is anticipated that WPS Resources will issue the guaranty of the Notes (the “Guaranty”), by executing a first supplemental indenture (the “Supplemental Indenture”) with Peoples Energy and the Trustee, giving effect to the Proposed Amendments and the Guaranty, if the following conditions are satisfied:

•
consents from Holders (as defined below) representing at least a majority in aggregate principal amount of the Notes outstanding are validly delivered on or prior to the Expiration Date and not validly revoked (the “Required Consents”);

•	the General Conditions (as defined below under “The Consent Solicitation—Conditions of the Consent Solicitation”) are satisfied; and

•	the Merger is consummated.

The term “Holder” means a registered holder of the Notes as reflected in the records of the registrar for the Notes at the close of business on February 14, 2007 (the “Record Date”). Where the context requires, for purposes of this consent solicitation statement and prospectus (the “Consent Solicitation Statement and Prospectus”), the term Holder will be deemed to include: (i) any person who has been authorized by proxy or in any other manner acceptable to Peoples Energy to vote the applicable Notes on behalf of such registered Holder, and (ii) The Depository Trust Company (DTC), and participants listed as of the Record Date on the DTC securities position listing where DTC has authorized such DTC participants to consent as if they were registered Holders.

The Guaranty of the Notes by WPS Resources provides the Holders of the Notes with an obligor that is publicly-held and required to file periodic and other reports with the SEC under the Exchange Act, with Peoples Energy remaining as an obligor as well. The Guaranty will be unsecured and will be pari passu with the other general unsecured, unsubordinated obligations of WPS Resources.

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See “Risk Factors” beginning on page 7 for a discussion of certain risk factors that you should consider before you decide whether to consent.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy of this Consent Solicitation Statement and Prospectus. Any representation to the contrary is a criminal offense.

IMPORTANT INFORMATION

Questions and requests for assistance or for additional copies of this Consent Solicitation Statement and Prospectus, the related Letter of Consent (the “Letter of Consent”), or any other related materials may be directed to Global Bondholders Services Corporation (the “Information Agent”) at the address and telephone number set forth on the back cover of this Consent Solicitation Statement and Prospectus. Questions regarding the Consent Solicitation may be directed to Banc of America Securities LLC (the “Solicitation Agent”) at the address and telephone number set forth on the back cover of this Consent Solicitation Statement and Prospectus.

IN MAKING YOUR DECISION, YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS CONSENT SOLICITATION STATEMENT AND PROSPECTUS, THE LETTER OF CONSENT AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. PEOPLES ENERGY AND WPS RESOURCES HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY OTHER INFORMATION. IF YOU RECEIVE ANY OTHER INFORMATION, YOU SHOULD NOT RELY ON IT. PEOPLES ENERGY IS NOT SOLICITING CONSENTS FROM HOLDERS IN ANY STATE WHERE THE CONSENT SOLICITATION IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS CONSENT SOLICITATION STATEMENT AND PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS CONSENT SOLICITATION STATEMENT AND PROSPECTUS OR THAT ANY INFORMATION PEOPLES ENERGY AND WPS RESOURCES HAVE INCORPORATED BY REFERENCE IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THE DOCUMENT INCORPORATED BY REFERENCE. NONE OF PEOPLES ENERGY, WPS RESOURCES, EITHER OF THEIR BOARD OF DIRECTORS OR ANY OF THEIR EMPLOYEES, THE SOLICITATION AGENT, THE INFORMATION AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES MAKES ANY REPRESENTATION OR RECOMMENDATION AS TO WHETHER HOLDERS SHOULD CONSENT TO THIS CONSENT SOLICITATION. YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS AND MUST MAKE YOUR OWN DECISION WITH RESPECT TO THIS CONSENT SOLICITATION.

PROSPECTUS SUMMARY

This summary highlights basic information about Peoples Energy, WPS Resources, the Consent Solicitation Statement and Prospectus, and the Guaranty, but does not contain all information important to you. You should read carefully all of the information contained or incorporated by reference in this Consent Solicitation Statement and Prospectus, including the “Risk Factors” section.

WPS Resources Corporation

WPS Resources Corporation (NYSE: WPS) is a holding company, based in Green Bay, Wisconsin, incorporated in Wisconsin on December 3, 1993. WPS Resources’ principal subsidiary is Wisconsin Public Service Corporation, a regulated electric and natural gas utility that generates and distributes energy in northeastern Wisconsin and an adjacent portion of Michigan’s Upper Peninsula. WPS Resources’ other major subsidiaries include:

•	Upper Peninsula Power Company, a regulated electric utility operating in Michigan’s Upper Peninsula.

•	Michigan Gas Utilities Corporation, a regulated gas distribution utility operating in the southern portion of Michigan’s Lower Peninsula.

•	Minnesota Energy Resources Corporation, a regulated gas distribution utility operating in certain areas throughout Minnesota.

•
WPS Energy Services, Inc., a non-regulated subsidiary that provides energy and related products and services in the non-regulated energy market in the Midwest and Northeast United States, Texas, and portions of Canada adjacent to the markets WPS Energy Services serves in the United States. WPS Energy Services, through a subsidiary, develops, owns and operates non-regulated electric generation facilities and steam production facilities in various locations in the United States and New Brunswick, Canada, as well as a portion of a synthetic fuel processing facility.

WPS Resources Corporation
P.O. Box 19001
Green Bay, Wisconsin 54307-9001
(920) 433-1727

Peoples Energy Corporation

Peoples Energy Corporation is a diversified energy holding company that, through its subsidiaries, engages principally in natural gas utility operations and other diversified energy businesses. Peoples Energy’s business operations are segregated into the following segments:

•
The Gas Distribution business is Peoples Energy’s core business. Peoples Energy’s two regulated utilities, The Peoples Gas Light and Coke Company and North Shore Gas Company, purchase, store, distribute, sell and transport natural gas.

•
The Oil and Gas Production business, through Peoples Energy’s subsidiary Peoples Energy Production Company, is active in the acquisition, development and production of oil and gas reserves in selected onshore basins in the United States through direct ownership in oil, gas and mineral leases.

•
The Energy Marketing business provides, through Peoples Energy Services Corporation, gas, electricity and energy management services to industrial, commercial and residential customers regionally within Illinois, Ohio and Michigan. In addition, through Peoples Energy Resources Company, LLC, it provides wholesale gas transportation, storage and supply services to marketers, utilities, pipelines and gas-fired power generation facilities.

•
The Energy Assests segment owns a propane-based peaking plant and other contractual assets of pipeline transportation and storage in the Midwest region, which enables it to perform in other asset-based wholesale activities. This segment also owns approximately 40 miles of small diameter pipes, which are used to provide services to local refineries in the Chicago area, and 250 acres of land in Will County, Illinois.

•
The corporate and other business includes administrative activities that support the other businesses and business development activities that do not fall under the four major business segments identified above.

Peoples Energy Corporation
130 East Randolph Drive
24th Floor
Chicago, Illinois 60601
(312) 240-4366

Proposed Merger with Peoples Energy Corporation

On July 8, 2006, WPS Resources, along with its wholly owned subsidiary, Wedge, entered into an agreement and plan of merger with Peoples Energy, pursuant to which, among other things, Wedge will merge with and into Peoples Energy. Following the Merger, Peoples Energy will be a wholly owned subsidiary of WPS Resources. If the Merger is completed, Peoples Energy shareholders will receive 0.825 shares of WPS Resources common stock for each share of Peoples Energy common stock held. WPS Resources shareholders will continue to own their existing WPS Resources shares. As a result, upon the consummation of the Merger, the former Peoples Energy shareholders will own approximately 42 percent and the pre-Merger WPS Resources shareholders will own approximately 58 percent of the combined company.

If the Merger is completed, WPS Resources will change its name to “Integrys Energy Group, Inc.” WPS Resources common stock would continue to be listed on the New York Stock Exchange, under the new symbol “TEG”.

If the Required Consents are delivered on or prior to the Expiration Date, the General Conditions are satisfied, and the Merger is consummated, Peoples Energy and WPS Resources anticipate that sometime following the Merger, but no later than March 6, 2007, Peoples Energy, WPS Resources, and the Trustee will execute the Supplemental Indenture giving effect to the Proposed Amendments and the Guaranty. The earliest time of completion of the foregoing is referred to as the “Effective Time.” If the Proposed Amendments and the Guaranty become effective and operative, each Holder and all subsequent Holders of the Notes will be bound by the Proposed Amendments, whether or not such Holders consented to the Proposed Amendments.

If the Required Consents are not delivered, the Supplemental Indenture will not be executed and WPS Resources will not issue the Guaranty. At any time prior to the Effective Time, Peoples Energy may determine in its sole discretion not to proceed with the Consent Solicitation or complete the Proposed Amendments, in which case the Indenture would not be amended and the Guaranty would not be issued.

Peoples Energy may in its sole discretion waive any of the conditions of, or amend any of the terms of, the Consent Solicitation, in whole or in part, at any time prior to the Expiration Date. See “The Consent Solicitation—Conditions of the Consent Solicitation.”

This Consent Solicitation Statement and Prospectus and the accompanying Letter of Consent contain important information that you should read before making any decision with respect to the Consent Solicitation. WPS Resources has filed with the SEC a registration statement on Form S-4, which includes a definitive joint proxy statement/prospectus that contains detailed information about the Merger, including risk factors related to the Merger. Such document is incorporated by reference into this Consent Solicitation Statement and Prospectus. See “Where You Can Find More Information” on page 7 for information on how you can obtain a copy of the joint proxy statement/prospectus.

Use of Proceeds

WPS Resources will not receive any cash proceeds from the issuance of the Guaranty.

Securities for Which Peoples Energy is Soliciting Consents

Peoples Energy is seeking consent from the Holders of $325 million outstanding principal amount of Peoples Energy 6.90% senior unsecured Notes due January 15, 2011 (CUSIP No. 711 030 AC0).

Proposed Amendments

The Proposed Amendments would amend the reporting covenants in the Indenture governing the Notes to allow the periodic and other reports filed by WPS Resources with the SEC to satisfy any requirement for Peoples Energy to file periodic and other reports with the SEC and to deliver such periodic and other reports to the Trustee. For a discussion of the Proposed Amendments, see “Proposed Amendments to the Indenture and the Guaranty” beginning on page 12.

The Guaranty

If the Required Consents are delivered on or prior to the Expiration Date, the General Conditions are satisfied, and the Merger is consummated, it is anticipated that Peoples Energy, WPS Resources, and the Trustee will execute the Supplemental Indenture no later than March 6, 2007, giving effect to the Guaranty. At any time prior to the Effective Time, WPS Resources may determine, in its sole discretion, not to execute the Supplemental Indenture. The Guaranty provides that WPS Resources will fully and unconditionally guarantee, on an unsecured basis, the payment of all obligations of Peoples Energy under the Notes. The Guaranty of the Notes by WPS Resources provides the Holders of the Notes with an obligor that is publicly-held and required to file periodic and other reports with the SEC under the Exchange Act, with Peoples Energy remaining as an obligor as well. In the event that the Consent Solicitation is withdrawn or otherwise not completed, including as a result of the failure to receive the Required Consents prior to the Expiration Date, WPS Resources will not issue the Guaranty.

Ratings

Currently, Moody’s Investors Service (“Moody’s”) rates the Notes as Baa2 and Standard & Poor’s Rating Service (“Standard & Poor’s”) rates the Notes as BBB+.

On July 10, 2006, Moody’s placed the Baa2 senior unsecured debt rating of Peoples Energy under review for possible upgrade. Likewise, on July 10, 2006, Standard & Poor’s affirmed the senior unsecured ratings of Peoples Energy at BBB+ with a negative outlook.

WPS Resources’ senior unsecured notes are currently rated A1 by Moody’s and A by Standard & Poor’s. On July 10, 2006, Moody’s placed the senior unsecured debt ratings of WPS Resources under review for a possible downgrade. Likewise, on July 10, 2006, Standard & Poor’s placed the senior unsecured ratings of WPS Resources on CreditWatch with negative implications.

Required Consents and Supplemental Indenture

The Information Agent must receive the Required Consents on or prior to the Expiration Date. If the Required Consents are received on or prior to the Expiration Date, the General Conditions are satisfied, and the Merger is consummated, sometime following the Merger, but not later than March 6, 2007, it is anticipated that Peoples Energy, WPS Resources, and the Trustee will enter into the Supplemental Indenture giving effect to the Proposed Amendments and the Guaranty.

Record Date

The Record Date will be the close of business on February 14, 2007.

Effective Time

Assuming the Required Consents are received on or prior to the Expiration Date, the General Conditions are satisfied, and the Merger is consummated, the Proposed Amendments and the Guaranty will become effective and operative when Peoples Energy, WPS Resources, and the Trustee execute the Supplemental Indenture.

Expiration Date

The Expiration Date will be 5:00 p.m., New York City time, on February 28, 2007, unless extended. This Consent Solicitation may be extended for a specified period or on a daily basis. Consents tendered and not revoked will become irrevocable after the Expiration Date.

How to Consent

A Holder desiring to consent to the Proposed Amendments should either: (i) complete and sign the Letter of Consent (or a facsimile thereof) in accordance with the instructions therein and in this Consent Solicitation Statement and Prospectus, have such Holder’s signature thereon guaranteed (if required) and send or deliver such manually signed Letter of Consent (or a manually signed facsimile thereof) and any other required documents to the Information Agent at the address set forth on the back cover of this Consent Solicitation Statement and Prospectus, or (ii) request such Holder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such Holder. A beneficial owner who has Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such beneficial owner desires to deliver consents for such Notes so registered. The method of delivery of all documents, including Letters of Consent and revocations, is at the election and risk of the Holder. In no event should a Holder tender or deliver such Holder’s Notes.

Conditions of the Consent Solicitation

Notwithstanding any other provisions of, or any prior extension of, the Consent Solicitation, Peoples Energy may terminate, extend or amend this Consent Solicitation if: (i) the General Conditions are not satisfied, or (ii) the Merger is not consummated. Peoples Energy and WPS Resources will not execute the Supplemental Indenture unless the Required Consents are received for the Notes. Peoples Energy may, at any time prior to the Effective Time, determine in its sole discretion not to proceed with the Consent Solicitation or adopt the Proposed Amendments. In the event that the Consent Solicitation is withdrawn or otherwise not completed, including as a result of the failure to receive the Required Consents, the Proposed Amendments will not become effective and WPS Resources will not issue the Guaranty.

Holders

The term “Holder” means a registered holder of the Notes as reflected in the records of the registrar for the Notes as of the Record Date. Where the context requires, for purposes of this Consent Solicitation Statement and Prospectus, the term Holder will be deemed to include: (i) any person who has been authorized by proxy or in any other manner acceptable to Peoples Energy to vote the applicable Notes on behalf of such registered Holder, and (ii) DTC and participants listed as of the Record Date on the DTC securities position listing where DTC has authorized such DTC participants to consent as if they were registered Holders.

Withdrawal Rights and Revocation

Consents with respect to the Notes may be validly revoked at any time prior to the Expiration Date. Any Holder who revokes a consent may redeliver such consent within the respective time periods and following the procedures specified herein. See “The Consent Solicitation—Revocation of Consents.”

Special Procedures for Beneficial Holders

Any beneficial holder whose Notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to consent should contact such registered Holder promptly and instruct such registered Holder to consent on its behalf. See “The Consent Solicitation— Procedures for Delivering Consents.”

Consequences to Non-Consenting Holders

If the Proposed Amendments become effective, each Holder and all subsequent Holders of the Notes will be bound by the Proposed Amendments, whether or not such Holders consented to the Proposed Amendments.

Certain U.S. Federal Income Tax Considerations

The adoption of the Proposed Amendments and the Guaranty will not constitute a taxable event for beneficial owners of Notes for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

Solicitation Agent

Banc of America Securities LLC is serving as the exclusive solicitation agent in connection with the Consent Solicitation.

Information Agent

Peoples Energy has retained Global Bondholder Services Corporation to act as its information agent and tabulation agent in connection with the Consent Solicitation.

Summary Consolidated Financial Information of WPS Resources

The annual historical information of WPS Resources is derived from its audited consolidated financial statements as of and for each of the years in the five-year period ended December 31, 2005. The information as of and for the nine months ended September 30, 2006 and 2005 has been derived from unaudited interim financial statements and, in the opinion of WPS Resources management, includes all normal and recurring adjustments that are considered necessary for the fair presentation of the results for such interim periods. The information is only a summary and should be read in conjunction with the consolidated financial statements included in: (1) WPS Resources’ current report on Form 8-K dated and filed August 9, 2006 (which updated the financial statements in WPS Resources’ 2005 10-K to reflect the impact of discontinued operations) and (2) WPS Resources’ quarterly report on Form 10-Q for the period ended September 30, 2006, both of which have been incorporated by reference into this Consent Solicitation Statement and Prospectus, as well as other information that has been filed with the SEC. The historical results included below are not necessarily indicative of WPS Resources’ future performance.

WPS Resources Selected Historical Financial Information (amounts in millions, except per share data)

	As of and for the nine months ended		As of and for the year ended December 31
	September 30, 2006(3)	September 30, 2005	2005	2004	2003	2002	2001
	(Unaudited)
Total revenues (1)	$5,040.9	$4,496.7	$6,847.3	$4,890.6	$4,321.3	$1,461.1	$1,345.4
Income from continuing operations	129.7	137.3	153.0	156.2	110.6	118.5	87.6
Preferred stock dividends of subsidiary	2.3	2.3	3.1	3.1	3.1	3.1	3.1
Income available for common shareholders	134.5	138.0	157.4	139.7	94.7	109.4	77.6
Total assets	6,494.2	5,478.5	5,462.5	4,376.8	4,292.3	3,671.2	3,346.5
Long-term debt and capital lease obligation (excluding current portion) (2)	865.7	869.7	867.1	865.7	871.9	824.4	727.8
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(1) Approximately $1,127 million of the increase in revenue in 2003 compared to 2002 related to WPS Energy Services’s required adoption of Issue No. 02-03, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities,” effective January 1, 2003.

(2) At December 31, 2001, there was a $72.1 million long-term capital lease obligation recorded in WPS Resources’ financial statements related to an agreement with Calpine Corporation to purchase power from Calpine’s De Pere Energy Center. The capital lease was extinguished in December 2002 when WPS Resources completed the purchase of the De Pere Energy Center.

(3) Includes the impact of the acquisition of natural gas distribution assets from Aquila by Michigan Gas Utilities Corporation on April 1, 2006 and Minnesota Energy Resources Corporation on July 1, 2006.

Ratios of Earnings to Fixed Charges (Unaudited)

The ratio of earnings to fixed charges for each of the periods indicated are as follows:

	Nine months ended		Year ended December 31
	September 30, 2006	September 30, 2005	2005	2004	2003	2002	2001

Ratio of earnings to fixed charges (a)	3.3	3.9	3.7	4.0	3.3	3.4	2.4

(a)
In computing the ratios, earnings represent income before interest expense, amortization of debt discount, premium and expense, federal and state income taxes, and the allowance for borrowed funds used during construction and the estimated interest component of rentals. Fixed charges represent interest expense, amortization of debt discount, premium and expense and the estimated interest component of rentals.

RISK FACTORS

You should carefully consider the following risk factors, as well as the other information included or incorporated by reference in this Consent Solicitation Statement and Prospectus, before you decide whether to consent. The risks and uncertainties described below are not the only ones WPS Resources faces. Additional risks and uncertainties not presently known or that WPS Resources currently believes to be immaterial may also adversely affect WPS Resources.

Risks Related to WPS Resources’ Business

For a discussion of risks to consider respecting the businesses of WPS Resources, see the risk factors sections of WPS Resources’ annual report on Form 10-K for the fiscal year ended December 31, 2005, as updated by WPS Resources’ quarterly report on Form 10-Q for the quarter ended June 30, 2006, and WPS Resources’ other filings with the SEC that are incorporated by reference into this Consent Solicitation Statement and Prospectus.

Risks Related to Peoples Energy Merger

For a discussion of risks to consider respecting the Merger, see the risk factors section of the definitive joint proxy statement/prospectus relating to the Merger incorporated by reference into this Consent Solicitation Statement and Prospectus.

Risk Related to the Proposed Amendments

If the Required Consents are received and the Proposed Amendments are adopted, WPS Resources will provide you with its combined financial reports filed with the SEC, and you will not receive separate financial information about Peoples Energy on a standalone basis.

The Proposed Amendments allow WPS Resources, in lieu of Peoples Energy, to provide the Trustee and the holders of the Notes with such information, documents and other reports that are required to be filed by WPS Resources pursuant to Sections 13 and 15(d) of the Exchange Act. WPS Resources will provide the Trustee and the holders of the Notes with copies of such filed reports and information, even if WPS Resources is not subject to the reporting requirements of the Exchange Act. Accordingly, if the Proposed Amendments are adopted, after the Merger, you will receive reports filed by WPS Resources under Sections 13 and 15(d) of the Exchange Act instead of receiving separate Exchange Act reports for Peoples Energy.

MARKET AND TRADING INFORMATION

 There is no active trading market for the Notes. Quotations for securities that are not widely traded, such as the Notes, may differ from actual trading prices and should be viewed as approximations. Holders are urged to obtain current information from their brokers with respect to market prices for the Notes.

WHERE YOU CAN FIND MORE INFORMATION

Peoples Energy and WPS Resources are currently subject to the informational reporting requirements of the Exchange Act, and in accordance with these requirements Peoples Energy and WPS Resources file reports, proxy statements and other information with the SEC. The reports, proxy statements and other information may be inspected and copied at the public reference facilities of the SEC, 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC filings are available to the public at the SEC’s internet website at http://www.sec.gov.

The address of Peoples Energy’s internet website is http://www.peoplesenergy.com. The address of WPS Resources’ internet website is http://www.wpsr.com. Any internet addresses provided in this Consent Solicitation Statement and Prospectus are for informational purposes only and are not intended to be hyperlinks. No information in either of these internet addresses is incorporated by reference herein.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Peoples Energy and WPS Resources “incorporate by reference” the information Peoples Energy and WPS Resources file with the SEC, which means that either company can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Consent Solicitation Statement and Prospectus, and information that either company files with the SEC after the date of this Consent Solicitation Statement and Prospectus will automatically update and supersede the information in this Consent Solicitation Statement and Prospectus. Any statement contained in a document incorporated by reference will be deemed to be modified or superseded for purposes of this Consent Solicitation Statement and Prospectus to the extent that a statement contained in this Consent Solicitation Statement and Prospectus modifies or replaces that statement. Peoples Energy and WPS Resources incorporate by reference the documents listed below (including all exhibits thereto, in each case, as applicable) and any future filings made by Peoples Energy or WPS Resources with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Consent Solicitation Statement and Prospectus and before the Expiration Date:

WPS Resources SEC Filings (File No. 001-11337)	Filing Date
Annual Report on Form 10-K for the year ended December 31, 2005 (excluding Item 8, Financial Statements)	February 28, 2006
Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 (excluding Item 1, Financial Statements)	May 4, 2006
Quarterly Report on Form 10-Q for the quarter ended June 30, 2006	August 3, 2006
Quarterly Report on Form 10-Q for the quarter ended September 30, 2006	November 2, 2006
Current Report on Form 8-K dated February 8, 2006	February 13, 2006
Current Report on Form 8-K dated June 9, 2006	June 15, 2006
Current Report on Form 8-K dated July 1, 2006	July 5, 2006
Current Report on Form 8-K dated July 8, 2006	July 11, 2006
Current Report on Form 8-K dated July 10, 2006	July 10, 2006
Current Report on Form 8-K dated July 12, 2006	July 12, 2006
Current Report on Form 8-K dated July 13, 2006	July 14, 2006
Current Report on Form 8-K dated August 9, 2006, revising indicated sections of WPS Resources’ Annual Report on Form 10-K (including Item 8) for the year ended December 31, 2005 and the March 31, 2006 Form 10-Q (including Item 1) for the impact of discontinued operations

August 9, 2006
Current Report on Form 8-K dated September 21, 2006	September 27, 2006
Current Report on Form 8-K dated October 3, 2006	October 3, 2006
Current Report on Form 8-K dated November 21, 2006	November 21, 2006
Current Report on Form 8-K dated November 28, 2006	December 1, 2006
Current Report on Form 8-K dated December 7, 2006	December 13, 2006
Current Report on Form 8-K dated December 11, 2006	December 11, 2006
Definitive Proxy Statement for 2006 Annual Meeting of Shareholders	April 7, 2006
Registration Statement on Form S-4/A (excluding Peoples Energy’s financial statements)	October 17, 2006

Peoples Energy SEC Filings (File No. 001-05540)	Filing Date
Annual Report on Form 10-K for the year ended September 30, 2006, as amended on Form 10-K/A, filed on December 29, 2006, as further amended on Form 10-K/A filed on January 29, 2007	December 14, 2006
Transition Report on Form 10-Q	February 9, 2007
Current Report on Form 8-K (date of earliest event reported, December 28, 2006)	January 3, 2007
Current Report on Form 8-K (date of earliest event reported, January 26, 2007)	February 1, 2007

All information contained or incorporated by reference into this Consent Solicitation Statement and Prospectus relating to WPS Resources has been supplied by WPS Resources, and all information about Peoples Energy has been supplied by Peoples Energy.

If you are also a shareholder, you may have been sent some of the documents incorporated by reference, but you can obtain any of them through Peoples Energy, WPS Resources, or the SEC. Documents incorporated by reference are available without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit in this Consent Solicitation Statement and Prospectus. You may obtain documents incorporated by reference into this Consent Solicitation Statement and Prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

WPS Resources Corporation Attention: Barth J. Wolf, Secretary and Manager - Legal Services P.O. Box 19001 Green Bay, Wisconsin 54307-9001 (920) 433-1727	Peoples Energy Corporation Attention: Douglas M. Ruschau, Vice President and Secretary 130 East Randolph Drive 24th Floor Chicago, Illinois 60601 (312) 240-4366

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Except for historical data and statements of current fact, the information contained or incorporated by reference in this Consent Solicitation Statement and Prospectus constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any references to plans, goals, beliefs or expectations in respect to future events and conditions or to estimates are forward-looking statements. Although Peoples Energy and WPS Resources believe that statements of expectations are based on reasonable assumptions, forward-looking statements are inherently uncertain and subject to risks and should be viewed with caution. Actual results or experience could differ materially from the forward-looking statements as a result of many factors.

In addition to statements regarding trends or estimates in management’s discussion and analysis of financial condition and results of operation included in the Form 10-Ks and Form 10-Qs of Peoples Energy and WPS Resources, forward-looking statements included or incorporated in this Consent Solicitation Statement and Prospectus include, but are not limited to, statements regarding future:

•	Revenues or expenses;

•	Capital expenditure projections, and;

•	Financing sources.

Forward-looking statements involve a number of risks and uncertainties. There are many factors that could cause actual results to differ materially from those expressed or implied in this Consent Solicitation Statement and Prospectus. Some risk factors that could cause results different from any forward-looking statement include those included in the risk factors section of the latest annual report of Peoples Energy or WPS Resources on Form 10-K, as updated by any quarterly or transition report on Form 10-Q, and the following:

•	timely and successful completion of the Merger (including the ability of Peoples Energy and WPS Resources to satisfy all of the conditions precedent to the completion of the Merger);

•	unexpected costs or unexpected liabilities related to the Merger or the effects of purchase accounting that may be different from Peoples Energy’s and WPS Resources’ expectations;

•	the successful combination of the operations of Peoples Energy and WPS Resources;

•	the credit ratings of the Notes, the combined company or its subsidiaries may be different from what Peoples Energy and WPS Resources expect;

•	changes in the credit ratings of Peoples Energy, WPS Resources, or their subsidiaries;

•	the successful integration of both the Michigan and Minnesota natural gas distribution operations recently acquired by WPS Resources;

•
the resolution of pending and future rate cases and negotiations (including the recovery of deferred costs) and other regulatory decisions impacting the regulated businesses, including the rate treatment of synergies related to the Merger and the cost to achieve those synergies;

•
the impact of recent and future federal and state regulatory changes, including legislative and regulatory initiatives regarding deregulation and restructuring of the electric and gas utility industries, changes in environmental, tax and other laws and regulations to which Peoples Energy, WPS Resources and their subsidiaries are subject, as well as changes in application of existing laws and regulations;

•	current and future litigation, regulatory investigations, proceedings or inquiries, including manufactured gas plant site cleanup, and pending EPA investigations;

•	the resolution of audits by the Internal Revenue Service and various state revenue agencies;

•	the effects, extent and timing of additional competition or regulation in the markets in which Peoples Energy, WPS Resources or their subsidiaries operate;

•	the impact of fluctuations in commodity prices, interest rates and customer demand;

•	available sources and costs of fuels and purchased power;

•	the ability to control costs;

•	the investment performance of employee benefit plan assets;

•	advances in technology;

•	effects of and changes in political, legal and economic conditions and developments in the United States and Canada;

•	the performance of projects undertaken by non-regulated businesses and the success of efforts to invest in and develop new opportunities;

•	drilling and production risks and the inherent uncertainty of oil and gas reserve estimates;

•	potential business strategies, including acquisitions or dispositions of assets or businesses, which cannot be assured to be completed;

•	the direct or indirect effects of terrorist incidents, natural disasters, or responses to such events;

•
financial market conditions and the results of financing efforts, including credit ratings and risks associated with commodity prices (particularly natural gas and electricity), interest rates, and counterparty credit;

•
the application of, or changes in, accounting rules or interpretations, including, but not limited to, the impact of mark-to-market accounting treatment for some derivative contracts used to manage commodity price basis, and other risks;

•	weather and other natural phenomena, in particular the effect of weather on natural gas and electricity sales; and

•	the effect of accounting pronouncements issued periodically by standard-setting bodies.

Because forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Holders are cautioned not to place undue reliance on such statements included or incorporated by reference in this Consent Solicitation Statement and Prospectus, which speak only as of the date of this Consent Solicitation Statement and Prospectus or the date of any document incorporated by reference.

PROPOSED AMENDMENTS TO THE INDENTURE AND THE GUARANTY

Set forth below is a summary description of the Proposed Amendments to the Indenture, which are set forth in full in Schedule A-1 hereto. This description is qualified by reference to the full provisions of the Indenture and to the provisions of the Supplemental Indenture. Each Holder of the Notes, by executing and delivering a Letter of Consent, will consent to the adoption of the Proposed Amendments, as set forth in Schedule A-1 hereto and described below, and the execution of the Supplemental Indenture.

The Proposed Amendments will amend the Indenture to allow the periodic and other reports filed by WPS Resources with the SEC as specified in Sections 13 and 15(d) of the Exchange Act to satisfy any requirement for Peoples to file periodic and other reports with the SEC and to deliver such periodic and other reports to the Trustee.

As described in this Consent Solicitation Statement and Prospectus, if the Required Consents are received on or prior to the Expiration Date, the General Conditions are satisfied, and the Merger is consummated, sometime following consummation of the Merger, but not later than March 6, 2007, it is anticipated that Peoples Energy, WPS Resources, and the Trustee will execute the Supplemental Indenture giving effect to the Proposed Amendments and the Guaranty. The Guaranty provides that WPS Resources will fully and unconditionally guarantee, on an unsecured basis, the payment of all obligations of Peoples Energy under the Notes. If the Supplemental Indenture becomes effective, all of the Holders of the Notes will be bound by the Supplemental Indenture, regardless of whether they consented to the Proposed Amendments.

Purpose and Effect of the Proposed Amendments

Peoples Energy is subject to the periodic reporting requirements under the Exchange Act and the Indenture currently requires Peoples Energy to deliver to the Trustee periodic and other reports that are filed with the SEC. Following consummation of the Merger, Peoples Energy intends to file with the SEC a Form 15 that will result in Peoples Energy no longer being required to file periodic reports under Section 13(a) or 15(d) of the Exchange Act. However, Section 704 of the Indenture requires Peoples Energy to continue making such filings with the SEC. The Proposed Amendments will allow the periodic and other reports filed by WPS Resources with the SEC, to satisfy such requirements. The Guaranty of the Notes by WPS Resources provides the Holders of the Notes with an obligor that is publicly-held and required to file periodic and other reports with the SEC under the Exchange Act, with Peoples Energy remaining as an obligor as well.

THE CONSENT SOLICITATION

Principal Terms of the Consent Solicitation

Peoples Energy hereby solicits consent from each Holder of the Notes as of the Record Date for the adoption of the Proposed Amendments, subject to the terms and conditions contained in this Consent Solicitation Statement and Prospectus and in the Letter of Consent. If the Required Consents are received on or prior to the Expiration Date, all of the General Conditions are satisfied, and the Merger is consummated, sometime following the Merger, but not later than March 6, 2007, it is anticipated that Peoples Energy, WPS Resources and the Trustee will execute the Supplemental Indenture giving effect to the Proposed Amendments and the Guaranty.

Pursuant to the terms of the Indenture, the Proposed Amendments require that written consent of the Holders representing at least a majority in aggregate principal amount of the Notes outstanding be validly delivered prior to the Expiration Date and not validly revoked. If the Required Consents are received and the Supplemental Indenture providing for the Proposed Amendments and the Guaranty becomes effective and operative, all persons who continue to hold Notes thereafter will be subject to the provisions of the Indenture as amended by the Supplemental Indenture.

In the event that the Consent Solicitation is withdrawn or otherwise not completed, including as a result of the failure to receive the Required Consents, the Proposed Amendments will not become effective and WPS Resources will not issue the Guaranty.

The delivery of a Letter of Consent to the Proposed Amendments will not affect a Holder’s right to sell or transfer the Notes. Only Holders of record as of the Record Date may deliver a Letter of Consent.

Consents may be validly revoked at any time prior to the Expiration Date, but not thereafter.

THIS CONSENT SOLICITATION STATEMENT AND PROSPECTUS AND THE LETTER OF CONSENT CONTAIN IMPORTANT INFORMATION WHICH YOU SHOULD READ BEFORE MAKING A DECISION WITH RESPECT TO THE CONSENT SOLICITATION.

NONE OF PEOPLES ENERGY, WPS RESOURCES, EITHER OF THEIR BOARD OF DIRECTORS OR ANY OF THEIR EMPLOYEES, THE SOLICITATION AGENT, THE INFORMATION AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES MAKES ANY REPRESENTATION OR RECOMMENDATION AS TO WHETHER HOLDERS SHOULD CONSENT TO THIS CONSENT SOLICITATION.

Ratings

Currently, Moody’s rates the Notes as Baa2 and Standard & Poor’s rates the Notes as BBB+. Moody’s describes double-A rated debt (Aa1, Aa2 and Aa3) as high-grade and single-A rated debt (A1, A2 and A3) as upper-medium grade. Standard & Poor’s describes A-rated debt (A+, A and A-) as strong and triple-B rated debt (BBB+, BBB and BBB-) as adequate. The lowest investment grade credit ratings for Moody’s is Baa3 and for Standard & Poor’s is BBB-. Thus, both credit rating agencies give the Notes investment grade ratings.

The Guaranty of the Notes by WPS Resources provides the Holders of the Notes with an obligor that is publicly-held and required to file periodic and other reports with the SEC under the Exchange Act, with Peoples Energy remaining as an obligor as well. The Guaranty will be unsecured and will be pari passu with WPS Resources’ other general unsecured, unsubordinated obligations.

Conditions of the Consent Solicitation

Notwithstanding any other provisions of, or any extension of, the Consent Solicitation, Peoples Energy may terminate, extend or amend the Consent Solicitation if: (i) the General Conditions have not been satisfied, or (ii) the Merger has not been consummated. In any event, WPS Resources is not obligated to execute the Supplemental Indenture, even if the General Conditions have been satisfied.

For purposes of the foregoing provision, all of the “General Conditions” will be deemed to be satisfied unless any of the following conditions or events will occur on or after the date of this Consent Solicitation Statement and Prospectus and prior to the Effective Time:

(i) there will have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Consent Solicitation that is, or is reasonably likely to be, or which would or might be, in Peoples Energy’s sole judgment, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of Peoples Energy, WPS Resources, or their subsidiaries, or which would or might, in Peoples Energy’s sole judgment, prohibit, prevent, restrict or delay consummation of the Consent Solicitation;

(ii) there will have occurred any material adverse development, in Peoples Energy’s sole judgment, with respect to any action or proceeding concerning Peoples Energy, WPS Resources, or their subsidiaries;

(iii) there exists, or will have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality, any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction that, in Peoples Energy’s sole judgment, would or might prohibit, prevent, restrict or delay consummation of the Consent Solicitation, or that is, or is reasonably likely to be, in Peoples Energy’s sole judgment, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of Peoples Energy, WPS Resources, or their subsidiaries;

(iv) there will have occurred or be likely to occur any event affecting the business or financial affairs of Peoples Energy, WPS Resources, or their subsidiaries, that, in Peoples Energy’s sole judgment, would or might prohibit, prevent, restrict or delay consummation of, or materially impair the contemplated benefits of, the Consent Solicitation; or

(v) there will have occurred (1) any general suspension of, or limitation on prices for, trading in securities in the securities or financial markets, (2) any significant adverse change in the securities or financial markets, (3) a material impairment in the trading market for debt securities, (4) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (5) any limitation (whether or not mandatory) by a government authority, or other event that, in the reasonable judgment of Peoples Energy, might affect the extension of credit by banks or other lending institutions in the United States, (6) a commencement of a war, armed hostilities or other national or international crisis directly or indirectly involving the United States or (7) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

The conditions to the Consent Solicitation are for the sole benefit of Peoples Energy and may be asserted by Peoples Energy in its sole discretion regardless of the circumstances giving rise to such conditions, and may be waived by Peoples Energy, in whole or in part at any time and from time to time, in the sole discretion of Peoples Energy, whether or not any other condition of the Consent Solicitation is also waived. Any determination by Peoples Energy concerning the events described in this section will be final and binding upon all persons.

Although Peoples Energy has no present plans or arrangements to do so, Peoples Energy reserves the right to amend, at any time, the terms of the Consent Solicitation. Peoples Energy will give Holders notice of such amendments as may be required by applicable law.

Expiration Date; Extension; Amendment; Termination

The Expiration Date of the Consent Solicitation is 5:00 p.m., New York City time, on February 28, 2007 unless Peoples Energy, in its sole discretion, extends the period during which the Consent Solicitation is open, in which case the Expiration Date will be the latest date and time to which the Consent Solicitation is extended. Peoples Energy expressly reserves the right to extend the Expiration Date on a daily basis or for such period or periods as it may determine in its sole discretion, at any time and from time to time, by giving oral or written notice to the Information Agent no later than 9:00 a.m., New York City time, on the next business day after the previously announced Expiration Date. Any such extension will be followed as promptly as practicable by notice of extension by press release or other public announcement, or by written notice to the Holders. An announcement or notice may state that Peoples Energy is extending the Consent Solicitation for a specified period of time or on a daily basis until 5:00 p.m., New York City time, on the date on which the Required Consents have been received. During any extension of the Consent Solicitation, consents previously delivered will remain subject to the Consent Solicitation and will remain effective unless validly revoked.

Peoples Energy expressly reserves the right, in its sole discretion, to (i) waive any condition to the Consent Solicitation, (ii) amend any of the terms of the Consent Solicitation, or (iii) modify the Supplemental Indenture, at any time prior to the Effective Time, whether or not the Required Consents have been received. Any waiver or amendment to the Consent Solicitation will apply to all consents delivered, regardless of when or in what order such consents were delivered. If Peoples Energy makes a material change in the terms of, or information concerning, the Consent Solicitation, the Proposed Amendments or the Guaranty, or if Peoples Energy waives a material condition in the Consent Solicitation, Peoples Energy will disseminate additional Consent Solicitation materials and will extend the Consent Solicitation, in each case to the extent required by law.

Peoples Energy expressly reserves the right, in its sole discretion, to terminate the Consent Solicitation for any reason, at any time prior to the Effective Time, whether or not the Required Consents have been received, by giving oral or written notice to the Information Agent. Any such termination will be followed as promptly as practicable by notice thereof by press release or other public announcement, or by written notice to the Holders.

Procedures for Delivering Consents

A LETTER OF CONSENT SHOULD BE SENT ONLY TO THE INFORMATION AGENT, AND NOT TO PEOPLES ENERGY, WPS RESOURCES, OR THE SOLICITATION AGENT. IN NO EVENT SHOULD A HOLDER TENDER OR DELIVER ANY NOTES.

In order to consent to the Proposed Amendments, a Holder of Notes must execute and deliver to the Information Agent a copy of the accompanying Letter of Consent, or cause the Letter of Consent to be delivered to the Information Agent on the Holder’s behalf, before the Expiration Date in accordance with the procedures described below. Failure to deliver a Letter of Consent will have the same effect as if the Holder had voted “No” to the Proposed Amendments.

Only registered Holders of the Notes as of 5:00 p.m., New York City time, on the Record Date may execute and deliver to the Information Agent the Letters of Consent. Peoples Energy expects that DTC will authorize its participants, which include banks, brokers and other financial institutions, to execute Letters of Consent with respect to the Notes they hold through DTC as if the participants were registered Holders of those Notes. Accordingly, for purposes of the Consent Solicitation, when the term “registered Holders” is used, it includes banks, brokers and other financial institutions that are participants of DTC.

If you are a beneficial owner of Notes held through a bank, broker or other financial institution, in order to consent to the Proposed Amendments, you must arrange for the bank, broker or other financial institution that is the registered Holder to either (1) execute the Letter of Consent and deliver it either to the Information Agent on your behalf or to you for forwarding to the Information Agent before the Expiration Date, or (2) forward a duly executed proxy from the registered Holder authorizing you to execute and deliver the Letter of Consent with respect to the Notes on behalf of the registered Holder. In the case of clause (2) of the preceding sentence, you must deliver the executed Letter of Consent, together with the proxy, to the Information Agent before the Expiration Date. Beneficial owners of Notes are urged to contact the bank, broker or other financial institutions through which they hold their Notes to obtain a valid proxy or to direct that a Letter of Consent be executed and delivered in respect of their Notes.

Delivering a Letter of Consent will not affect a Holder’s right to sell or transfer its Notes. All consents received from the Holder of record on the Record Date and not revoked by that Holder before the Expiration Date will be effective notwithstanding any transfer of those Notes after the Record Date.

Registered Holders of Notes as of the Record Date who wish to consent should mail, hand deliver, or send by overnight courier or facsimile a properly completed and executed Letter of Consent in accordance with the instructions set forth in this Consent Solicitation Statement and Prospectus and the Letter of Consent to the Information Agent at the address or facsimile number set forth on the back cover page of this Consent Solicitation Statement and the Letter of Consent. However, Peoples Energy reserves the right to accept any Letter of Consent received by it or WPS Resources.

All Letters of Consent that are properly completed, executed, and delivered to the Information Agent, and not revoked before the Expiration Date, will be given effect in accordance with the terms of those Letters of Consent. Registered Holders who desire to consent to the Proposed Amendments should complete, sign and date the Letter of Consent and mail, deliver or send by overnight courier or facsimile (confirmed by the Expiration Date by physical delivery) the signed Letter of Consent all in accordance with the instructions contained in this Consent Solicitation Statement and Prospectus and the Letter of Consent to the Information Agent at the address or facsimile number set forth on the back cover page to this Consent Solicitation Statement and Prospectus and the Letter of Consent.

Letters of Consent delivered by the registered Holders of Notes as of the Record Date must be executed in exactly the same manner as such registered Holder’s name appears on the Notes or on the position listings of DTC, as applicable. If Notes to which a Letter of Consent relate are registered in the names of two or more Holders, all of those Holders must sign the Letter of Consent. If a Letter of Consent is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must so indicate when signing, and proper evidence of that person’s authority to so act must be submitted with the Letter of Consent. In addition, if a Letter of Consent relates to less than the total principal amount of Notes in the name of a Holder, the registered Holder must list the principal amount of Notes registered in the name of that Holder to which the Letter of Consent relates. If no aggregate principal amount of Notes as to which a consent is delivered is specified, the Holder will be deemed to have consented with respect to all Notes of such Holder. If Notes are registered in different names, separate Letters of Consent must be signed and delivered with respect to each registered Holder. If a Letter of Consent is executed by a person other than the registered Holder, it must be accompanied by a proxy executed by the registered Holder.

In connection with the Consent Solicitation, Peoples Energy will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the Consent Solicitation Statement and Prospectus, the Letters of Consent and related documents to the beneficial owners of the Notes and in handling or forwarding deliveries of consents by their customers.

All questions as to the form of all documents and the validity (including time of receipt) regarding the consent procedures will be determined by Peoples Energy in its discretion, which determination will be final and binding. Peoples Energy reserves the right to waive any defects or irregularities as to deliveries of consents.

Revocation of Consents

A consent may be revoked at any time prior to the Expiration Date. Any Holder who has delivered a Letter of Consent, or who succeeds to ownership of Notes in respect of which a Letter of Consent has previously been delivered, may validly revoke such consent prior to the Expiration Date by delivering a written notice of revocation in accordance with the following procedures. All properly completed and executed Letters of Consent that are received by the Information Agent will be counted as consents with respect to the Proposed Amendments, unless the Information Agent receives a written notice of revocation prior to the Expiration Date.

In order to be valid, a notice of revocation of consent must contain the name of the person who delivered the Letter of Consent, the description of the Notes to which it relates, and the aggregate principal amount represented by such Notes. The revocation of consent must be signed by the Holder thereof in the same manner as the original signature on the Letter of Consent (including any required signature guaranty) or be accompanied by evidence satisfactory to Peoples Energy and the Information Agent that the person revoking the consent has the legal authority to revoke such consent on behalf of the Holder. If the Letter of Consent was executed by a person other than the registered Holder of the Notes, the notice of revocation of consent must be accompanied by a valid proxy signed by such registered Holder and authorizing the revocation of the registered Holder’s consent. To be effective, a revocation of consent must be received prior to the Expiration Date by the Information Agent, at the address set forth on the back cover page to this Consent Solicitation Statement and Prospectus and the Letter of Consent. A purported notice of revocation that lacks any of the required information or is sent to an improper address will not validly revoke a consent previously given.

The Notes are debt obligations of Peoples Energy and are governed by the Indenture. There are no appraisal or other similar statutory rights available to Holders in connection with the Consent Solicitation.

DESCRIPTION OF THE GUARANTY

The following is a summary of WPS Resources’ proposed Guaranty of the Notes. The following summary is qualified by reference to the full text of the form of the Supplemental Indenture, which has been filed as an exhibit to the registration statement of which this Consent Solicitation Statement and Prospectus forms a part.

Timing and Manner of Issuance of the Guaranty

If the Required Consents to the Proposed Amendments are received on or prior to the Expiration Date, all of the General Conditions are satisfied, and the Merger is consummated, sometime following the Merger, but not later than March 6, 2007, it is anticipated that Peoples Energy, WPS Resources, and the Trustee will execute the Supplemental Indenture giving effect to the Proposed Amendments and the Guaranty.

WPS Resources will issue the Guaranty in favor of the Holders of the Notes pursuant to the Supplemental Indenture. New notes will not be issued evidencing the Notes to reflect the benefit of the Guaranty, and no separate notes will be issued to evidence the Guaranty. Peoples Energy and its subsidiaries that were subject to the Indenture prior to the Merger will continue to remain subject to the Indenture following the Merger.

The Guaranty

Under the Guaranty, WPS Resources agrees to fully and unconditionally guarantee for the benefit of the Holders of the Notes and the Trustee (a) the due and punctual payment of the principal of, premium, if any, and interest on, all the Notes, whether at stated maturity, by declaration of acceleration, call for redemption or otherwise, the due and punctual payment of interest on overdue principal of, premium, if any, and interest on all of the Notes, if any, and the due and punctual performance of all other obligations of Peoples Energy to the Holders of the Notes or the Trustee in accordance with the terms of the Indenture, and (b) in case of any extension of time of payment or renewal of any Notes or any such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration, or otherwise.

If Peoples Energy fails to punctually make any payment of principal, premium (if any), or interest on the Notes, WPS Resources agrees to cause any such payment to be made promptly when and as the same becomes due and payable, whether at stated maturity, by declaration of acceleration, call for redemption or otherwise, and as if such payment were made by Peoples Energy.

In addition, the issuance of the Guaranty pursuant to the Supplemental Indenture would require WPS Resources to agree that its obligations under the Guaranty will be as if it were principal debtor and not merely surety, and will be absolute and unconditional, irrespective of, and will be unaffected by, any invalidity, irregularity, or unenforceability of any Note or the Indenture, any failure to enforce the provisions of any Note or the Indenture, or any waiver, modification or indulgence granted to Peoples Energy with respect to the Note or the Indenture, by the Holder of any Note or the Trustee, or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor. However, notwithstanding the foregoing, no such waiver, modification, or indulgence will, without the consent of WPS Resources, increase the principal amount of a Note or the interest rate thereon or increase any premium payable upon redemption. WPS Resources will waive diligence, presentment, demand of payment, filing of claims with a court in the event of a merger or bankruptcy of Peoples Energy, any right to require a proceeding first against Peoples Energy, protest or notice with respect to any Note or the indebtedness evidenced thereby or with respect to any sinking fund payment required pursuant to the terms of a Note issued under the Indenture, and all demands whatsoever, and will covenant that the Guaranty will not be discharged with respect to any Note except by payment in full of the principal of (and premium, if any) and interest on such Note. The Guaranty will constitute a guaranty of payment and not of collection and will not be impaired by the failure to endorse evidence of the Guaranty on any Note.

Upon issuance of the Guaranty, WPS Resources will be subrogated to all rights of the Holder of a Note against Peoples Energy in any respect of any amounts paid to such Holder by WPS Resources pursuant to the provisions of the Guaranty. However, WPS Resources will not be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation until the principal of (and premium, if any) and interest on all Notes have been paid in full.

Restrictions on Liens

The issuance of the Guaranty under the Supplemental Indenture subjects WPS Resources to certain restrictions on liens. After the date of the Supplemental Indenture and so long as any Notes are outstanding, WPS Resources agrees not to pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien upon, any capital stock of any WPS Resources Subsidiary (defined below) directly or indirectly owned by WPS Resources to secure any Indebtedness (defined below), without making effective provisions whereby the outstanding Notes will be (so long as such other Indebtedness will be so secured) equally and ratably secured with any and all such other Indebtedness and any other indebtedness similarly entitled to be equally and ratably secured; provided, however, that this restriction will not apply to nor prevent the creation or existence of:

(i)
any mortgage, pledge, security interest, lien or encumbrance upon any such capital stock (A) created at the time of the acquisition of such capital stock by WPS Resources or within one year after such time to secure all or a portion of the purchase price for such capital stock or (B) existing thereon at the time of the acquisition thereof by WPS Resources (whether or not the obligations secured thereby are assumed by WPS Resources), or

(ii)
any extension, renewal or refunding of any mortgage, pledge, security interest, lien or encumbrance described in clause (i) above on capital stock of any WPS Resources Subsidiary theretofore subject thereto (or substantially the same capital stock) or any portion thereof.

For purposes of the restrictions on liens provisions of the Supplemental Indenture, “Indebtedness” means all indebtedness, whether or not represented by bonds, debentures, notes or other securities, created or assumed by WPS Resources or any WPS Resources Subsidiary for the repayment of money borrowed. All indebtedness for money borrowed secured by a lien upon property owned by WPS Resources or any WPS Resources Subsidiary and upon which indebtedness for money borrowed WPS Resources or such WPS Resources Subsidiary customarily pays interest, although WPS Resources or such WPS Resources Subsidiary has not assumed or become liable for the payment of such indebtedness for money borrowed, will be deemed to be indebtedness of WPS Resources or such WPS Resources Subsidiary under the restrictions on liens provisions of the Supplemental Indenture. All indebtedness for money borrowed of others guaranteed as to payment of principal by WPS Resources or any WPS Resources Subsidiary or in effect guaranteed by WPS Resources or such WPS Resources Subsidiary through a contingent agreement to purchase such indebtedness for money borrowed will be deemed to be Indebtedness of WPS Resources or such WPS Resources Subsidiary, but no other contingent obligation of WPS Resources or any WPS Resources Subsidiary in respect of indebtedness for money borrowed or other obligations incurred by others will be deemed to be Indebtedness of WPS Resources or such WPS Resources Subsidiary, under the restrictions on liens provisions of the Supplemental Indenture.

The Guaranty to be issued pursuant to the Supplemental Indenture, further requires WPS Resources, in case WPS Resources or any WPS Resources Subsidiary proposes to pledge, mortgage, hypothecate or grant a security interest in any capital stock of any WPS Resources Subsidiary owned by WPS Resources or such WPS Resources Subsidiary to secure any Indebtedness, other than as permitted by clauses (i) and (ii) in the second preceding paragraph, prior thereto to give written notice thereof to the Trustee, and, prior to or simultaneously with such pledge, mortgage, hypothecation or grant of security interest, by supplemental indenture executed to the Trustee (or to the extent legally necessary to another trustee or an additional or separate trustee), in form satisfactory to the Trustee, to effectively secure (for so long as other Indebtedness will be secured) all the Notes equally and ratably with such Indebtedness and with any other indebtedness for money borrowed similarly entitled to be equally and ratably secured.

For purposes of the restrictions on liens provisions set forth in the Supplemental Indenture, “WPS Resources Subsidiary” means (i) any corporation of which more than 50% of the outstanding securities having ordinary voting power will at the time be owned or controlled, directly or indirectly, by WPS Resources or by one or more other WPS Resources Subsidiaries or by WPS Resources and one or more other WPS Resources Subsidiaries, or (ii) any partnership, association, joint venture or similar business organization of which more than 50% of the ownership interests having ordinary voting power will at the time be so owned or controlled.

WPS Resources May Consolidate or Merge

Under the Guaranty issued pursuant to the Supplemental Indenture, WPS Resources may consolidate or merge, subject to certain restrictions. The Supplemental Indenture provides that nothing in the Indenture, the Supplemental Indenture or any of the Notes will prevent any consolidation or merger of WPS Resources with or into any other entity or entities (whether or not affiliated with WPS Resources), or successive consolidations or mergers in which WPS Resources or its successor or successors will be a party or parties, or will prevent any conveyance or transfer of the properties and assets of WPS Resources as an entirety or substantially as an entirety to any other entity (whether or not affiliated with WPS Resources) lawfully entitled to acquire the same; provided, however, that upon any such consolidation, merger, conveyance or transfer, (i) the obligations of WPS Resources under the Guaranty will be expressly assumed by a supplemental indenture, in form reasonably satisfactory to the Trustee, executed and delivered to the Trustee by the entity (if other than WPS Resources) formed by such consolidation, or into which WPS Resources merges, or by the entity acquiring such properties and assets and (ii) WPS Resources will deliver to the Trustee a certificate of an officer of WPS Resources and an opinion of counsel, each stating that such consolidation, merger, conveyance or transfer and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the consolidation provisions set forth in the Supplemental Indenture and that all conditions precedent contained in the Supplemental Indenture relating to such transaction have been fulfilled.

Issuance of the Guaranty under the Supplemental Indenture further requires that upon any consolidation of WPS Resources with, or merger of WPS Resources into, any other entity or any conveyance or transfer of the properties or assets of WPS Resources as an entirety or substantially as an entirety in accordance with the consolidation provisions set forth in the Supplemental Indenture, the successor entity formed by such consolidation or into which WPS Resources is merged or to which such conveyance or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, WPS Resources under the Supplemental Indenture and the Indenture with the same effect as if such successor had been named as WPS Resources, and thereafter the predecessor entity will be relieved of all obligations and covenants under the Supplemental Indenture, the Indenture and the Notes.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes certain U.S. federal income tax consequences to beneficial owners of the Notes of the Proposed Amendments and the Guaranty offered pursuant to this Consent Solicitation. This discussion does not purport to be a complete analysis of all potential U.S. federal income tax consequences, and does not address any tax consequences arising under any state, local or foreign tax laws. This discussion is based upon the Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, or IRS, all as in effect on the date of this Consent Solicitation. These authorities are subject to change, and any such change may apply retroactively in a manner that could adversely affect a beneficial owner of the Notes. No rulings have or will be sought from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the Proposed Amendments and Guaranty or that any such position would not be sustained.

This discussion is limited to beneficial owners of Notes who hold the Notes as “capital assets” within the meaning of Code Section 1221 (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a beneficial owner of a Note in light of such beneficial owner’s particular circumstances or to beneficial owners of Notes subject to special rules under the U.S. federal income tax laws, such as banks, financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, partnerships or other pass-through entities, tax-exempt organizations and persons holding the Notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction.

If a partnership or other entity taxable as a partnership for U.S. federal income tax purposes holds the Notes, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Partnerships and their partners should consult their tax advisors as to the tax consequences to them of the Proposed Amendments and the Guaranty.

TO COMPLY WITH INTERNAL REVENUE SERVICE CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS CONSENT SOLICITATION STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE CODE, (B) ANY SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN, AND (C) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, EACH HOLDER AND BENEFICIAL OWNER OF A NOTE (AND EACH EMPLOYEE, REPRESENTATIVE, OR OTHER AGENT OF EACH HOLDER AND BENEFICIAL OWNER OF A NOTE) MAY DISCLOSE TO ANY AND ALL PERSONS, WITHOUT LIMITATION OF ANY KIND, THE TAX TREATMENT AND TAX STRUCTURE OF THE TRANSACTIONS DESCRIBED IN THIS CONSENT SOLICITATION STATEMENT AND PROSPECTUS AND ALL MATERIALS OF ANY KIND THAT ARE PROVIDED TO THE HOLDER OR BENEFICIAL OWNER OF A NOTE RELATING TO SUCH TAX TREATMENT AND TAX STRUCTURE (AS SUCH TERMS ARE DEFINED IN TREASURY REGULATION SECTION 1.6011-4). THE AUTHORIZATION OF TAX DISCLOSURE IS RETROACTIVELY EFFECTIVE TO THE COMMENCEMENT OF DISCUSSIONS WITH HOLDERS OR BENEFICIAL OWNERS OF NOTES REGARDING THE TRANSACTIONS CONTEMPLATED HEREIN.

Under applicable Treasury Regulations, the modification of a debt instrument will cause a deemed exchange of the instrument (upon which gain or loss may be realized) if the modified debt instrument differs materially either in kind or extent from the unmodified debt instrument. Generally, a modification is significant if, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the legal rights or obligations that are altered and the degree to which they are altered are economically significant. Under the Treasury Regulations, a modification that adds, deletes, or alters customary accounting or financial covenants is not a significant modification. The addition of a co-obligor on a debt instrument also is not a significant modification unless the addition of the co-obligor results in a “change in payment expectations” under the Treasury Regulations. The Treasury Regulations further provide that a change in payment expectations occurs if, as a result of a transaction, there is substantial enhancement of the obligor’s capacity to meet the payment obligations under a debt instrument and that capacity was primarily speculative prior to the modification and is adequate after the modification. Alternatively, the Treasury Regulations provide that a change in payment expectations occurs if, as a result of the transaction, there is a substantial impairment of the obligor’s capacity to meet the payment obligations under a debt instrument and that capacity was adequate prior to the modification and is primarily speculative after the modification.

The adoption of the Proposed Amendments and the issuance of the Guaranty will not constitute a significant modification of the Notes and will not cause a deemed exchange of the Notes for U.S. federal income tax purposes because the Notes outstanding immediately after the Effective Time would not be considered to differ materially in kind or extent from the Notes outstanding immediately prior to the Effective Time. Accordingly, the adoption of the Proposed Amendments and the issuance of the Guaranty will not be a taxable event to beneficial owners of Notes for U.S. federal income tax purposes. As a result, the Notes will have the same tax attributes (including the same issue price, adjusted issue price, adjusted tax basis and holding period) to beneficial owners of Notes immediately after the Effective Time as the Notes had immediately prior to such time.

YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO YOU OF THE PROPOSED AMENDMENTS AND THE GUARANTY, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS, OR ANY OTHER U.S. FEDERAL TAX LAWS.

SOLICITATION AGENT;
INFORMATION AGENT; MISCELLANEOUS

Peoples Energy and WPS Resources have engaged Banc of America Securities LLC to act as the Solicitation Agent in connection with the Consent Solicitation. In its capacity as Solicitation Agent, Banc of America Securities LLC may contact Holders regarding the Consent Solicitation and may request brokers, dealers and other nominees to forward this Consent Solicitation Statement and Prospectus and related materials to beneficial owners of Notes. Any Holder who has questions concerning the terms of the Consent Solicitation may contact the Solicitation Agent at the address and telephone number set forth on the back cover page of this Consent Solicitation Statement and Prospectus.

Peoples Energy and WPS Resources have agreed to pay the Solicitation Agent customary fees and reimburse it for its reasonable out-of-pocket expenses in connection with its services as Solicitation Agent. Peoples Energy and WPS Resources have also further agreed to indemnify the Solicitation Agent and its affiliates against certain liabilities, including certain liabilities under the federal securities laws.

An affiliate of the Solicitation Agent, Bank of America, N.A., has been and is currently a lender to Peoples Energy and WPS Resources. The Solicitation Agent has provided in the past, and is currently providing, certain investment banking and financial advisory services to Peoples Energy and WPS Resources.

Global Bondholder Services Corporation has been appointed as Information Agent for the Consent Solicitation. All deliveries and correspondence sent to the Information Agent should be directed to one of the addresses of the Information Agent set forth on the back cover of this Consent Solicitation Statement and Prospectus. The Information Agent will be paid customary fees and reimbursed for its reasonable out-of-pocket expenses in connection therewith. Peoples Energy has also agreed to indemnify the Information Agent for certain liabilities, including certain liabilities under the federal securities laws.

In connection with the Consent Solicitation, directors and officers of Peoples Energy may solicit consents by use of the mails, personally or by telephone, facsimile, telegram or other similar messages. Peoples Energy may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Consent Solicitation Statement and Prospectus and related documents to the beneficial owners of the Notes and in handling or forwarding deliveries of consents by their customers.

EXPERTS

WPS Resources

The consolidated financial statements, the related financial statement schedules, and management’s report on the effectiveness of internal control over financial reporting incorporated in this Consent Solicitation Statement and Prospectus by reference from WPS Resources’ current report on Form 8-K under the Securities Exchange Act of 1934 dated and filed August 9, 2006, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedules and include an explanatory paragraph relating to the adoption of new accounting principles, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Peoples Energy

The consolidated financial statements and the related financial statement schedules, and management’s report on the effectiveness of internal control over financial reporting, incorporated in this Consent Solicitation Statement and Prospectus by reference from Peoples Energy’s annual report on Form 10-K for the year ended September 30, 2006 filed on December 14, 2006, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedules and include an explanatory paragraph relating to the adoption of FASB Interpretation No. 47, “Conditional Asset Retirement Obligations,” (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Elwood Energy LLC

The consolidated financial statements of Elwood Energy LLC as of and for the years ended September 30, 2006 and 2005, incorporated in this Consent Solicitation Statement and Prospectus by reference from Peoples Energy’s annual report on Form 10-K/A for the year ended September 30, 2006 filed on December 29, 2006, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Foley & Lardner LLP will pass upon the validity of the Guaranty and certain tax matters. Ungaretti & Harris LLP will pass upon certain matters for Peoples Energy.

Schedule A-1 to Consent
Solicitation Statement

Proposed Amendments to that certain Indenture dated as of January 18, 2001 (the “Indenture”) by and between Peoples Energy Corporation, as issuer, and The Bank of New York Trust Company, N.A. (successor to Bank One Trust Company National Association), as trustee:

The following definition would be added to Section 101 (Definitions) of the Indenture:

“‘Integrys’ means Integrys Energy Group, Inc., a Wisconsin corporation.”

The following definitions would be amended in their entirety in Section 101 (Definitions) of the Indenture:

“‘Board of Directors’ means the board of directors of PEC or Integrys (as applicable), or any duly authorized committee thereof.”

“‘Board Resolution’ means a copy of a resolution certified by the Corporate Secretary or an Assistant Corporate Secretary of PEC or Integrys (as applicable), to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.”

“‘Officers’ Certificate’ means a certificate signed by the Chairman of the Board, the President, the Chief Financial Officer or a Vice President, and by the Treasurer, an Assistant Treasurer, the Controller, an Assistant Controller, the Corporate Secretary or an Assistant Corporate Secretary, of PEC or Integrys (as applicable), that complies with the requirements of Section 314(c) of the Trust Indenture Act.”

“‘Opinion of Counsel’ means a written opinion of counsel, who may be counsel for PEC or Integrys (as applicable), and who shall be acceptable to the Trustee, that complies with the requirements of Section 314(c) of the Trust Indenture Act and Section 102 of this Indenture.”

“‘Request’ or ‘Order’ means a written request or order signed in the name of PEC or Integrys (as applicable), by its Chairman of the Board, its Vice Chairman, its President or a Vice President, and by its Treasurer, an Assistant Treasurer, its Controller, an Assistant Controller, its Corporate Secretary or an Assistant Corporate Secretary, and delivered to the Trustee.”

Section 105 (Notices, etc., to Trustee and PEC ) of the Indenture would be amended by deleting “or” after clause (1) thereof, by deleting the period after clause (2) thereof and inserting “, or” in its place and by adding the following clause (3):

“Integrys by the Trustee or by any Holder will be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to Integrys, addressed to it at 130 East Randolph Drive, Chicago, Illinois, 60601, Attention: Secretary, or at any other address previously furnished in writing to the Trustee by Integrys.”

Section 108 (Conflict with Trust Indenture Act) of the Indenture would be amended to add the following after the word “control”:

“Integrys will comply with Sections 701, 704, and 1009(a) hereof to the extent required by the Trust Indenture Act.”

A-1

Section 501(4) (Events of Default) of the Indenture would be amended to read as follows:

“(4) a default in the performance, or breach, of any covenant of PEC or Integrys in this Indenture (other than a covenant or warranty a default in performance of which or breach of which is elsewhere in this Section specifically dealt with or which has expressly been included in or pursuant to this Indenture solely for the benefit of one or more series of Securities other than that series), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to PEC or Integrys, as applicable, by the Trustee, or to PEC or Integrys, as applicable, and the Trustee by the Holders of at least 33% in principal amount of the Outstanding Securities of that series, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a ‘Notice of Default’ hereunder; or”

Section 704 (Reports by PEC) of the Indenture would be amended to read as follows:

“(1) PEC, pursuant to Section 314(a) of the Trust Indenture Act, shall file with the Trustee, within 15 days after PEC is required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which PEC may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended; or, if PEC is not required to file information, documents or reports pursuant to either of said sections, then PEC shall file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission under the Trust Indenture Act, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations.

(2) Integrys, pursuant to Section 314(a) of the Trust Indenture Act, shall file with the Trustee, within 15 days after Integrys is required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which Integrys may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended; or, if Integrys is not required to file information, documents or reports pursuant to either of said sections, then Integrys shall file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations.

(3) PEC and, to the extent required by the Trust Indenture Act, Integrys, shall file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such additional information, documents and reports with respect to compliance by PEC, or Integrys, as the case may be, with the conditions and covenants of this Indenture as may be required from time to time by such rules and regulations.

A-1

(4) PEC and, to the extent required by the Trust Indenture Act, Integrys, shall transmit, within 30 days after the filing thereof with the Trustee, to the Holders of Securities, in the manner and to the extent provided in Section 313(c) of the Trust Indenture Act, such summaries of any information, documents and reports required to be filed by PEC, or Integrys, as the case may be, pursuant to paragraphs (1), (2) and (3) of this Section as may be required by rules and regulations prescribed from time to time by the Commission.”

Section 901(1) (Supplemental Indentures without Consent of Holders) of the Indenture would be amended to read as follows:

“(1) to evidence the succession of another Corporation to PEC or Integrys, as the case may be, and the assumption by any such successor of the covenants of, respectively, PEC or Integrys herein and in the Securities and coupons; or”

A-1

In order to consent, a Holder should mail, hand deliver, send by overnight courier or by facsimile or electronic transmission (in each case, confirmed by physical delivery) a properly completed and duly executed Letter of Consent, and any other required document, to the Information Agent at its address set forth below.

All questions or requests for assistance or requests for additional copies of this Consent Solicitation Statement and Prospectus and the Letter of Consent may be directed to the Information Agent or the Solicitation Agent at their respective addresses and telephone numbers set forth below. Beneficial owners may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Consent Solicitation.

The Information Agent for the Consent Solicitation is:

Global Bondholder Services Corporation
65 Broadway - Suite 723
New York, New York 10006
Attention: Corporate Actions

Banks and Brokers Call: (212) 430-3774
Toll Free: (866) 873-6300

By Mail:	By Overnight Courier:	By Hand:
65 Broadway - Suite 723	65 Broadway - Suite 723	65 Broadway - Suite 723
New York, NY 10006	New York, NY 10006	New York, NY 10006

The Solicitation Agent for the Consent Solicitation is:

Banc of America Securities LLC
Hearst Tower, 15th Floor
214 North Tryon Street
Charlotte, North Carolina 28255
Attention: Liability Management Group
Toll Free: (866) 475-9886

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses of the Registrant in connection with the distribution of the securities being registered hereunder are set forth below and will be borne by the Registrant. All expenses are estimated other than the SEC registration fee.

Securities and Exchange Commission Registration Fee	$34,775
Printing Expenses	10,000
Accounting Fees and Expenses	20,000
Legal Fees and Expenses	40,000
Soliciting Agent Fees and Expenses	20,000
Miscellaneous Expenses	5,000

Total Expenses	$129,775

Item 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Pursuant to the Wisconsin Business Corporation Law and Article VI of the by-laws of Registrant, directors and officers of Registrant are entitled to mandatory indemnification from us against certain liabilities and expenses to the extent such officers or directors are successful on the merits or otherwise in connection with a proceeding, unless it is determined that the director or officer breached or failed to perform his or her duties to Registrant and such breach or failure constituted: (a) a willful failure to deal fairly with Registrant or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit (unless such profit is immaterial under the circumstances); or (d) willful misconduct. It should also be noted that the Wisconsin Business Corporation Law specifically states that it is the policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation to the extent required or permitted as described above. Additionally, under the Wisconsin Business Corporation Law, directors of Registrant are not subject to personal liability to Registrant, its shareholders or any person asserting rights on behalf of Registrant or its shareholders for certain breaches or failures to perform any duty resulting solely from their status as directors or officers except in circumstances paralleling those in subparagraphs (a) through (d) outlined above.

The indemnification provided by the Wisconsin Business Corporation Law and our by-laws is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances under which an officer or director may be required to bear the economic burden of the foregoing liabilities and expenses.

The indemnification described above may be broad enough to cover liabilities under the Securities Act of 1933. Officers and directors of Registrant would also be indemnified by the underwriters or agents for certain claims under the Securities Act of 1933 pursuant to the terms of the proposed form of underwriting agreement and agency agreement filed herewith. Registrant has purchased insurance permitted by the Wisconsin Business Corporation Law on behalf of its officers and directors which may cover liabilities under the Securities Act of 1933.

Item 16. EXHIBITS

The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this registration statement.

Item 17. UNDERTAKINGS

a. The undersigned registrant hereby undertakes:

(1)  to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)  that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)  Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)  That, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv)  Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.

    b. The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    c. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Green Bay, State of Wisconsin, on February 14, 2007.

WPS RESOURCES CORPORATION

By: /s/ Larry L. Weyers
Larry L. Weyers
Chairman, President and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Capacity

/s/ Larry L. Weyers Larry L. Weyers	Chairman, President, Chief Executive Officer and Director*

/s/ Joseph P. O'Leary Joseph P. O’Leary	Senior Vice President and Chief Financial Officer (Principal Financial Officer)*

/s/ Diane L. Ford Diane L. Ford	Vice President-Controller and Chief Accounting Officer (Principal Accounting Officer)*

Ellen Carnahan +	Director
Richard A. Bemis +	Director
Albert J. Budney, Jr. +	Director
Robert C. Gallagher +	Director
Kathryn Hasselblad-Pascale +	Director
James L. Kemerling +	Director
John C. Meng +	Director
William F. Protz, Jr. +	Director
+By: /s/ Larry L. Weyers Larry L. Weyers Attorney-in-Fact*
* Each of the above signatures is affixed as of February 14, 2007.

Signature Page

EXHIBIT INDEX
Exhibit Number	Document Description
2 +
Agreement and Plan of Merger, dated as of July 8, 2006, by and among WPS Resources Corporation, Wedge Acquisition Corp. and Peoples Energy Corporation (incorporated by reference to Exhibit 2.1 to Current Report on Form 8-K dated July 8, 2006, filed July 11, 2006, [File No. 1-11337])

3	By-laws (incorporated by reference to Exhibit 3.1 to Quarterly Report on Form 10-Q for the period ended March 31, 2004, filed May 6, 2004, [File No. 1-11337]).
4(a)	Restated Articles of Incorporation (incorporated by reference to Exhibit (3)(i).2 to Quarterly Report on Form 10-Q for the period ended September 30, 2002, filed November 14, 2002 [File No. 1-11337]).
4(b)
Indenture of Peoples Energy Corporation dated as of January 18, 2001, from Peoples Energy Corporation to Bank One Trust Company National Association (incorporated by reference to Exhibit 4(a) to Quarterly Report on Form 10-Q of Peoples Energy Corporation for the period ended March 31, 2001, filed May 15, 2001 [File No. 1-05540]).

4(c)	Form of First Supplemental Indentures to Indenture of Peoples Energy Corporation dated as of January 18, 2001.
4(d)	Form of Guaranty (included in Exhibit 4(c))
5	Opinion of Foley & Lardner LLP.
12
Computation of Ratios of Earnings to Fixed Charges (incorporated by reference to Exhibit 12.1 to Annual Report on Form 10-K for the year ended December 31, 2005, filed February 28, 2006 [File No. 1-11337]).

23(a)	Consent of Independent Registered Public Accounting Firm for WPS Resources Corporation.
23(b)	Consent of Independent Registered Public Accounting Firm for Peoples Energy Corporation.
23(c)	Consent of Independent Registered Public Accounting Firm for Elwood Energy LLC.
23(d)	Consent of Foley & Lardner LLP (included in Exhibit 5).
24	Powers of Attorney.
99	Form of Letter of Consent.

+ The disclosure letters and related schedules to the agreement are not being filed herewith. The registrant agrees to furnish supplementally a copy of any such schedules to the Securities and Exchange Commission upon request.

Exhibit Index